Exhibit 5.1

May 9, 2014

Datawatch Corporation

Quorum Office Park

271 Mill Road

Chelmsford, Massachusetts 01824

Re:	Registration Statement on Form S-8 Relating to the Second Amended and Restated 2011 Equity Compensation and Incentive Plan (the “Plan”) of Datawatch Corporation, a Delaware corporation (the “Company”)

Dear Sir or Madam:

Reference is made to the above-captioned Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 1,400,000 shares of common stock, par value $.01 per share, of the Company issuable pursuant to the Plan (the “Shares”).

We have examined, and are familiar with, and have relied as to factual matters solely upon, a copy of the Plan, the Company’s amended and restated certificate of incorporation, as amended, the amended and restated by-laws of the Company, the minute books and stock records of the Company and originals of such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion.

In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have also assumed that: (i) all of the Shares will be issued for the consideration permitted under the Plan as currently in effect, and none of such Shares will be issued for less than $0.01; (ii) all actions required to be taken under the Plan by the Board of Directors of the Company and any committee thereof will be taken by the Board of Directors of the Company and any committee thereof, respectively; and (iii) at the time of the exercise of the options under the Plan, the Company shall continue to have sufficient authorized and unissued shares of Common Stock reserved for issuance thereunder.

This opinion is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan and the terms of any agreement relating to any of the options granted thereunder, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect and may not be used, quoted or relied upon for any other purpose. This opinion is limited to the matters expressly set forth herein. We express no opinion as to the application of or compliance with the securities and Blue Sky laws of any state or the antifraud provisions of any federal or state securities laws. This opinion is given and speaks only as of the date hereof and is limited to our knowledge of the facts and the laws, statutes, rules and regulations, and judicial and administrative interpretations thereof, as currently in effect, and assumes no event will take place in the future which will affect the opinions set forth herein. These are all subject to change, possibly with retroactive effect. We assume no obligation to advise any party of changes of any kind that may hereafter be brought to our attention, even if such changes would affect our opinion, or to update or supplement this opinion after the date hereof.

Very truly yours,

/s/ Choate Hall & Stewart LLP

CHOATE, HALL & STEWART LLP